Exhibit 99.1

Farmer Bros. Co. Names Scott Bixby as Senior Vice President and General Manager of Direct Store Delivery

TORRANCE, Calif.—May 18, 2015— Farmer Bros. Co. (“Farmer Brothers” or the “Company”) (NASDAQ: FARM) announced the addition of Scott Bixby as the new Senior Vice President and General Manager of Direct Store Delivery (“DSD”), reporting to Mike Keown, the Company’s President and Chief Executive Officer.

Bixby, who officially begins on May 27, will focus on driving greater efficiency, sales effectiveness and continued profitability growth within the Company’s DSD network.

“Scott will be a tremendous asset to our team,” said Mike Keown, President and CEO of Farmer Bros. Co. “We believe that his leadership experience and track record of driving exceptional business results will prove invaluable to our DSD organization moving forward.”

Most recently, Bixby was Vice President, Customer Development for the Hills Pet Nutrition Division of the Colgate-Palmolive Company, where he led a multi-functional organization delivering significant sales and profit. Prior to that, he held leadership positions with increasing responsibility in sales, marketing and customer business development with Food Service of America, Campbell Soup Company, and Procter & Gamble Co. Bixby’s record shows an emphasis on growing the business as well as on delivering top- and bottom-line results. Bixby holds a BS in Marketing and Business Administration from Colorado State University.

Bixby takes over from Tom Mortensen, who will be retiring effective July 1, 2015, after more than 36 years with the Company.

“Tom’s work and dedication to Farmer Brothers has been a tremendous example for the entire organization,” Keown said. “All of us wish Tom a healthy, happy retirement.”

About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a manufacturer, wholesaler and distributor of coffee, tea and culinary products. The Company is a direct distributor of coffee to restaurants, hotels, casinos, offices, quick service restaurants (“QSR's”), convenience stores, healthcare facilities and other foodservice providers, as well as private brand retailers in the QSR, grocery, drugstore, restaurant, convenience store, and independent coffee house channels. The Company's product line includes roasted coffee, liquid coffee, coffee-related products such as coffee filters, sugar and creamers, assorted iced and hot teas, cappuccino, cocoa, spices, gelatins and puddings, soup bases, dressings, gravy and sauce mixes, pancake and biscuit mixes, and jellies and preserves.

Headquartered in Torrance, Calif., Farmer Bros. Co. generated net sales of over $500 million in fiscal 2014 and has approximately 1,800 employees nationwide. The Company's primary brands include Farmer Brothers™, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™ , Cain's™ and McGarvey®. For more information, visit: www.farmerbros.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” When used in this press release, the words “will,” “expects,” “anticipates,” “estimates,” “believes,” and similar expressions, and statements which are made in the future tense or refer to future events or developments are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Source: Farmer Bros. Co.
Mark Nelson (310) 787-5241